Exhibit 99.1

News Release

U.S. Bancorp Receives No Objection to Its 2019 Capital Plan; Includes a Dividend Increase of 13.5 Percent

MINNEAPOLIS, MN (June 27, 2019) — U.S. Bancorp (NYSE: USB) (“the Company”) today announced that the Federal Reserve Board did not object to its 2019 capital plan following its annual assessment of the Company’s Comprehensive Capital Analysis and Review (CCAR).

As a result, U.S. Bancorp will recommend in July that its board of directors approve a quarterly dividend increase beginning with the third quarter dividend payable in October 2019. The Company expects to recommend a third quarter dividend of $0.42 per common share, which is a 13.5 percent increase over the current dividend. The result of this expected increase is an annual dividend equivalent to $1.68 per common share.

The Company’s board of directors has approved a four-quarter authorization to repurchase up to $3.0 billion of its outstanding common stock, beginning July 1, to replace the current four-quarter authorization, which expires on June 30. The stock may be repurchased through June 2020 in the open market or in privately negotiated transactions. The acquired shares will be held as treasury shares and may be reissued for various corporate purposes.

“Our goal is to create and deliver value to our shareholders, and we continue to do so every day,” said Andy Cecere, chairman, president and CEO of U.S. Bancorp. “The outcome of this year’s CCAR exercise reflects our strong financial profile and our ability to withstand adverse economic conditions. We continue to invest for the future while increasing capital returns to shareholders. We are pleased with the results.”

About U.S. Bank

U.S. Bancorp, with 74,000 employees and $476 billion in assets as of March 31, 2019, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. The forward-looking statements contained in this press release include, among other things, anticipated U.S. Bancorp capital distributions by dividends and share repurchases. There can be no assurance that U.S. Bancorp will return this or any amount of capital to its shareholders in the form of dividends or share repurchases in the future.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Contact:

•	Jennifer Thompson, U.S. Bancorp Investor Relations – 612.303.0778; jen.thompson@usbank.com

•	Rebekah Fawcett, U.S. Bancorp Corporate Communications – 612.303.9986; rebekah.fawcett@usbank.com

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